Exhibit 11.1

                               SODAK GAMING, INC.

            CALCULATION OF EARNINGS (LOSS) PER SHARE OF COMMON STOCK




                                                          YEAR ENDED          YEAR ENDED            YEAR ENDED
                                                   DECEMBER 31, 1995    DECEMBER 31, 1996    DECEMBER 31, 1997
                                                   -----------------    -----------------    -----------------
SHARES OUTSTANDING

     Weighted average common
     shares outstanding                                   22,722,276           22,737,580           22,758,186

     Adjustment for common
         stock equivalents                                    50,042              228,360              137,890
                                                   -----------------    -----------------    -----------------
     Weighted average number of
         common and common equivalent
         shares outstanding                               22,772,318           22,965,940           22,896,076
                                                   ==================   ==================   ==================

NET EARNINGS (LOSS)                                      $12,893,341          $13,232,628         ($3,706,701)
                                                   ==================   ==================   ==================

EARNINGS (LOSS) PER SHARE, BASIC                               $0.57                $0.58              ($0.16)
                                                   ==================   ==================   ==================

EARNINGS (LOSS) PER SHARE, DILUTED                             $0.57                $0.58              ($0.16)
                                                   ==================   ==================   ==================